Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Achieves Fourth Quarter Financial Targets and Reiterates Long-Term Commitments -- Despite Headwinds from Omicron Variant

Continues to prioritize matching capacity to demand producing expected network peer-leading full-year 2021 TRASM down 9.2% versus 2019

Now expects full year 2022 capacity lower than 2019; previously planned capacity increases are delayed to later in 2022 due to Omicron

Near-term schedules smaller, but bookings for spring 2022 and beyond remain strong

Remains on target to achieve 2023/2026 capacity and CASM-ex1 guidance

CHICAGO, January 19, 2022 – United Airlines (UAL) today announced fourth quarter and full year 2021 financial results and reiterated confidence in its longer term United Next financial targets. The company achieved every major financial guidance target for the fourth quarter – and set a new Net Promoter Score (NPS) record in 2021 – despite the sharp spike in COVID-19 cases caused by the Omicron variant. Despite near term volatility, bookings for spring travel and beyond remain strong, which is why the Omicron spike has not altered the airline's confidence in the 2023 and 2026 CASM-ex1 United Next targets announced last year.
The airline starts 2022 with a scaled-back schedule, reflecting the impact of the Omicron spike on demand. However, as the year progresses, United expects to nimbly ramp up capacity by ungrounding 52 Pratt & Whitney-powered Boeing 777s, as demand returns, which will yield improvements in the airline’s gauge and aircraft utilization. The airline expects this approach, which continues to prioritize matching capacity to demand, means: 1) the airline will fly fewer available seat miles (ASMs) in 2022 than 2019 and 2) CASM-ex1 will decline significantly over the course of 2022. Most importantly, these 2022 trends will lay the groundwork for successful execution of the multi-year United Next strategy and achievement of the financial targets set for 2023 and beyond.
"The United team has been fighting through unprecedented obstacles to, once again, overcome the new and daunting challenges that COVID-19 is bringing to aviation, and I am grateful to each one of them for their commitment to taking care of our customers," said United Airlines CEO Scott Kirby. "While
1 CASM-ex (adjusted cost or operating expense per available seat mile) is a non-GAAP measure that excludes fuel, profit sharing, third-party business expense and special charges. Please see the tables accompanying this release for more detailed information regarding non-GAAP financial measures used. We are not providing a target for or a reconciliation for CASM-ex projections to CASM, the most directly comparable GAAP measure, because we are unable to predict certain items contained in the GAAP measure without unreasonable efforts.

United Airlines Achieves Fourth Quarter Financial Targets and Reiterates Long-Term Commitments
Omicron is impacting near term demand, we remain optimistic about the spring and excited about the summer and beyond. We look forward to beginning to return the Pratt & Whitney 777s to service this quarter and getting the full airline back to normal utilization — as we ramp up along with demand this year. By investing in innovative technology, focusing on process improvements and implementing a transformative United Next strategy, we’re poised to emerge as an aviation leader that's more efficient than before and serves our customers better than ever."

United Airlines Achieves Fourth Quarter Financial Targets and Reiterates Long-Term Commitments
Fourth Quarter and Full Year Financial Results
•Reported fourth quarter 2021 capacity down 23% compared to fourth quarter 2019.
•Reported fourth quarter 2021 net loss of $0.6 billion, adjusted net loss2 of $0.5 billion.
•Reported full year 2021 net loss of $2.0 billion, adjusted net loss2 of $4.5 billion.
•Reported fourth quarter 2021 total operating revenue of $8.2 billion, down 25% compared to fourth quarter 2019.
•Reported fourth quarter 2021 Total Revenue Per Available Seat Mile (TRASM) of down 3% compared to fourth quarter 2019.
•Reported fourth quarter 2021 Cost Per Available Seat Mile (CASM) of up 11%, and CASM-ex1 of up 13%, compared to fourth quarter 2019.
•Reported fourth quarter 2021 fuel price of approximately $2.41 per gallon.
•Reported fourth quarter 2021 pre-tax margin of negative 10.3%, negative 8.3% on an adjusted2 basis.
•Reported fourth quarter 2021 ending available liquidity3 of $20 billion.
Outlook4
•Expects first quarter 2022 capacity to be down 16% to 18% versus first quarter 2019.5
•Expects first quarter 2022 total operating revenue to be down 20% to 25% versus first quarter 2019.
•Expects first quarter 2022 CASM-ex1 to be up 14% to 15% compared to first quarter 2019.
•Estimates first quarter 2022 fuel price of approximately $2.51 per gallon.6
•Now expects full year 2022 capacity to be down versus 2019.5
•Now expects full year 2022 CASM-ex1 to be higher than 2019.
•Expects 2022 adjusted capital expenditures to be around $4.2 billion, plus approximately $1.7 billion in 2021 deferred capital expenditures mainly due to the timing of certain aircraft deliveries delayed to 2022, for a total of $5.9 billion.
•Remains on track to achieve long-term financial targets from United Next plan.7
2021 Key Highlights
•Announced "United Next" plan to retrofit 100% of the mainline, narrowbody fleet to transform the customer experience and create a new signature interior with a roughly 75% increase in premium
2 Please see the tables accompanying this release for more detailed information regarding non-GAAP financial measures used.
3 Includes cash, cash equivalents, short-term investments and undrawn credit facilities.
4 The forward-looking measures listed below are subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.
5 Forward capacity is matched with current observed bookings trends.
6 Fuel guidance is based on the Jet A forward curve as of January 12, 2022.
7 Please refer to our Current Report on Form 8-K filed on June 29, 2021 with the U.S. Securities and Exchange Commission, which contains the United Next financial targets.

United Airlines Achieves Fourth Quarter Financial Targets and Reiterates Long-Term Commitments
seats per departure, larger overhead bins, seatback entertainment in every seat and the industry's fastest available Wi-Fi.
•Announced the purchase of 270 new Boeing and Airbus aircraft – the largest combined order in the airline's history and the biggest by an individual carrier in the last decade.
•Opened United Aviate Academy with a new diversity goal for at least 50% of the 5,000 students the airline has committed to train by 2030 to be women and people of color.
•Together with JPMorgan Chase, funded $2.4 million in scholarship assistance to students at the United Aviate Academy.
•Implemented a COVID-19 vaccine requirement for U.S.-based employees, subject to certain exemptions.
•Created the Eco-Skies Alliance℠, a first-of-its-kind program, offering United's corporate customers the opportunity to help reduce their environmental impact by allowing them to pay the additional cost for sustainable aviation fuel (SAF).
•In the fourth quarter, became the first airline in aviation history to fly an aircraft with passengers using 100% SAF in one engine.
•Launched the industry-exclusive "Travel Ready Center" to ease the burden of COVID-19 travel restrictions. Customers can review COVID-19 entry requirements, find local testing options, and upload any required testing and vaccination records for domestic and international travel, all in one place. United is the first airline to integrate all these features into its mobile app and website.
•Returned to John F. Kennedy Airport after a five-year absence and is now operating direct service to the airline's West Coast hubs – Los Angeles International Airport and San Francisco International Airport.
•Launched a new corporate venture capital fund – United Airlines Ventures – which will allow the airline to continue investing in emerging companies that have the potential to influence the future of travel.
•Offered loyalty program members the chance to win free flights for a year's worth of travel through "Your Shot to Fly" sweepstakes to encourage COVID-19 vaccinations in support of the Biden Administration's national effort to encourage people to get vaccinated.
•Assisted in the evacuation of 15,000 passengers on 94 flights as part of Afghan relief efforts.
•Committed to purchase 1.5 billion gallons of SAF over 20 years, which at the time of purchase was one and a half times the size of the rest of the world's airlines' publicly announced SAF commitments combined.

United Airlines Achieves Fourth Quarter Financial Targets and Reiterates Long-Term Commitments
Taking Care of Our Customers
•Introduced virtual, on-demand customer service – Agent on Demand – now available at all U.S. hub airports plus 104 line stations. To date, more than 325,000 customers have taken advantage of this service.
•Recognized by the Airline Passenger Experience Association (APEX) and SimpliFlying for providing a hospital-grade standard of cleanliness and safety during the travel journey. United is the first airline among the four largest U.S. carriers to receive the highest possible certification.
•Provided customers the ability to schedule COVID-19 tests and have results reviewed in advance through United's industry-leading Travel-Ready Center.
•Announced a first-of-its-kind collaboration to use Abbott's BinaxNOW™ COVID-19 Home Test and Abbott's NAVICA app to help make the international travel experience more seamless.
Network
•Launched 14 new destinations, including John F. Kennedy International Airport, and five new international destinations – key highlights include Accra, Ghana; Lagos, Nigeria; Bridgetown, Barbados; Dubrovnik, Croatia; and Johannesburg, South Africa.
•Announced service to five new destinations for 2022 — including Palma de Mallorca, Spain; Azores, Portugal; and Bergen, Norway. Also announced summer 2022 launch of previously postponed destination – Nice, France.
•In the fourth quarter announced a new shuttle schedule between Newark Liberty and Reagan Washington National Airports, with the customer-favorite, dual-class CRJ-550 aircraft.
•In the fourth quarter, announced United’s largest domestic schedule since March 2020.
•In the fourth quarter, announced a new partnership with Virgin Australia Group for seamless connections to cities in Australia and reciprocal earning and benefits for MileagePlus® members (subject to government approval).
•As of November 2021, offered a first-class cabin on all flights at all three New York/Newark airports.
•As part of United’s historic Atlantic expansion, announced 22 daily flights between London Heathrow and several U.S. cities – including seven daily flights between Newark International Airport and London Heathrow scheduled to start in March 2022. Following this launch, United will be the only U.S. carrier to offer nonstop service between the nation's top seven business centers and London Heathrow.

United Airlines Achieves Fourth Quarter Financial Targets and Reiterates Long-Term Commitments
•Announced a commercial agreement with Airlink to provide customers with easy travel to more than 45 destinations in 13 African countries.
Customer-First Enhancements
•Achieved the highest ever NPS in the history of the airline. While the pandemic continues, safety comfort satisfaction increased 6 points and cabin cleanliness satisfaction increased 4 points.
•Achieved most-improved mishandled bag performance among mainline competitors when compared to 2019, a 37% improvement.
•Achieved on-time departure performance for 2021 of 70.7%, the best yearly performance in company history (excluding 2020).
•More than 760,000 customers have benefited from ConnectionSaver, with the percentage of customers that have misconnected in 2021 being the lowest since the merger.
•Opened a brand-new United Polaris® lounge at Washington Dulles and re-opened all other United Polaris lounges except Los Angeles. In addition, in the fourth quarter, completed the re-opening of its domestic United Club℠ network (excluding Phoenix) and re-opened the first international club at London Heathrow.
•Announced a new luxury bus collaboration for customers to travel to Breckenridge and Fort Collins, Colorado, with convenient year-round ground transportation service connecting through its Denver hub. This is the first time Breckenridge has ever been served by an airline, and it will be Fort Collins' first global network carrier service in 25 years.
•Introduced three new promotions that let eligible MileagePlus Premier® members "Pick Your Path" depending on their upcoming travel plan, giving members the chance to fast track their Premier status or earn bonus miles.
•Expanded beer, wine and snacks to nearly all flights over two hours, including new options like White Claw® Hard Seltzer, Breckenridge Brewery Juice Drop Hazy IPA, and Kona Brewing Co. Big Wave Golden Ale.
•Recently redesigned United mobile app was voted the Best Travel App in the 25th annual Webby Awards.
•In the fourth quarter, became the first airline to introduce PayPal QR Codes as an inflight payment option.
•First U.S. airline to offer economy customers the option to pre-order snacks and beverages.
•Offered customers the most transparent and user-friendly options in the industry to encourage and simplify using travel credits.

United Airlines Achieves Fourth Quarter Financial Targets and Reiterates Long-Term Commitments
Environmental, Social and Governance (ESG)
•Announced a new goal to reduce its carbon emissions intensity by 50% compared to 2019 by 2035.
•Announced an agreement to work with urban air mobility company Archer Aviation Inc. as part of the company's broader effort to invest in emerging technologies that decarbonize air travel rather than relying on traditional combustion engines.
•Entered into a commercial agreement with Denver-based aerospace company Boom Technology, Inc. to add aircraft to United's global fleet as well as cooperative sustainability initiative – a move that facilitates a leap forward in returning supersonic speeds to aviation.
•Announced collaboration with Breakthrough Energy Ventures and Mesa Airlines to invest in electric aircraft startup Heart Aerospace.
•In the fourth quarter, became the largest airline to invest in zero-emission, hydrogen-electric engines for regional aircraft, the latest move toward achieving its goal to be 100% green by reducing greenhouse gas emissions 100% by 2050, without relying on traditional carbon offsets.
•More than 99 million miles were donated by MileagePlus® members to charities in need of travel through United's mile crowd-sourcing platform "Miles on a Mission", with an additional 16 million miles matched by United.
•More than 1,700 United employees served more than 11,000 volunteer hours.
•More than $764 million spent with 975 small and diverse-owned businesses.
•Through a combination of cargo-only flights and passenger flights, transported nearly 300 million pounds of freight, including nearly 23 million pounds of vital shipments, such as medical kits, personal protective equipment, pharmaceuticals and medical equipment.
•Transported more than 166 million COVID-19 vaccines in the fourth quarter.
•Launched a unique Black History Month campaign which raised over $255,000 for The Thurgood Marshall College Fund, The Leadership Conference Education Fund, The NAACP Legal Defense and Educational Fund, and United Negro College Fund.
•For the tenth consecutive year received a perfect score of 100% on the Corporate Equality Index, a premier benchmarking survey and report on corporate policies and practices related to LGBTQ+ workplace equality, administered by the Human Rights Campaign (HRC) Foundation.
•Teamed up with JPMorgan Chase and Visa in honor of Black History Month to encourage and reward United MileagePlus® Visa cardmembers for making donations to non-profits focused on providing access to educational opportunities for Black students and supporting human and civil rights policies.

United Airlines Achieves Fourth Quarter Financial Targets and Reiterates Long-Term Commitments
•Teamed up with more than a dozen new environmental, non-profit partners to strengthen the company's sustainability commitment to become 100% green by reducing its greenhouse gas emissions 100% by 2050.
•Announced a program with the Golden State Warriors to launch the Franchise Fund, a program designed to support minority-owned Bay Area small businesses.
•More than $326,000 was raised for Airlink, World Central Kitchen, Americares, and Global Giving via CrowdRise to support COVID-19 relief efforts in India, including a $40,000 donation by United.
•Celebrated the 40th anniversary of the MileagePlus® program by giving away four million miles to essential healthcare workers.
•Joined forces with JPMorgan Chase and Visa to offer eligible United MileagePlus® Visa cardmembers the ability to earn five total miles for every dollar donated to select charities supporting the LGBTQ+ community.
•Became the first corporation in at least five years to be presented with the "Volunteer Group of the Year" award from Food Bank of the Rockies. Also, helped Food Bank of the Rockies raise the equivalent of 30,400 meals via a fundraiser.
•Provided a platform for customers to donate 30 million miles to help support Afghan refugee resettlement efforts.
•Created September of Service, a month-long series of employee-driven volunteer events honoring the 20th anniversary of 9/11, including over 2,200 hours served by nearly 800 United volunteers, with nearly 185,000 meals packed, as well as 5,000 pounds of trash collected, as well as volunteer events being held at 17 cities across the country, including all United hubs.

Earnings Call
UAL will hold a conference call to discuss fourth quarter and full year 2021 financial results as well as its financial and operational outlook for first-quarter 2022 and beyond, on Thursday, January 20, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com.
The webcast will be available for replay within 24 hours of the conference call and then archived on the website for three months.
About United

United Airlines Reports Fourth-Quarter And Full-Year 2021 Results
United's shared purpose is "Connecting People. Uniting the World." In 2019, United and United Express® carriers operated more than 1.7 million flights carrying more than 162 million customers. United has the most comprehensive route network among North American carriers, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C.  For more about how to join the United team, please visit united.com/careers and more information about the company is at ir.united.com. United Airlines Holdings, Inc. is traded on Nasdaq under the symbol "UAL".

Website Information
We routinely post important news and information regarding United on our corporate website, united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance, reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to its annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including under "Outlook" in this release and elsewhere, relating to, among other things, the potential impacts of the COVID-19 pandemic and steps the company plans to take in response thereto and goals, plans and projections regarding the company's financial position, results of operations, market position, capacity, fleet, product development, ESG targets and business strategy. All statements, other than those that relate solely to historical facts, are forward-looking statements.

Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "poised" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All such forward-looking statements are based upon information available to us on the date they are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

United Airlines Reports Fourth-Quarter And Full-Year 2021 Results
Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the adverse impacts of the ongoing COVID-19 global pandemic on our business, operating results, financial condition, liquidity and near-term and long-term strategic operating plan, including possible additional adverse impacts resulting from the duration and spread of the pandemic; adverse publicity, harm to our brand, reduced travel demand, potential tort liability and voluntary or mandatory operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; disruptions to our regional network and United Express flights provided by third-party regional carriers; changes in our network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into less favorable aircraft orders, as well as any inability to accept or integrate new aircraft into our fleet as planned; our reliance on single suppliers to source a majority of our aircraft and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; extended interruptions or disruptions in service at major airports where we operate; any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, the technology or systems; reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; increasing privacy and data security obligations or a significant data breach; increased use of social media platforms by us, our employees and others; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions on our operations; changes in, or failure to retain, our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or arrangement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change, including our climate goals; unfavorable economic and political conditions in the United States and globally, including terrorist attacks, international hostilities or other security events and uncertainty around the phase out of London interbank offered rates; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel; the impacts of our significant amount of financial leverage from fixed obligations, the possibility we may seek material amounts of additional financial liquidity in the short-term and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt, including our MileagePlus® financing agreements; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage; and other risks and uncertainties set forth under Part II, Item 1A., "Risk Factors," of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties. In addition, certain forward-looking outlook provided in this release relies on assumptions about the duration and severity of the COVID-19 pandemic, the timing of the return to a more stable business environment, the volatility of aircraft fuel prices, customer behavior changes and return in demand for air travel, among other things (together, the "Recovery Process"). The COVID-19 pandemic and the measures taken in response may continue to impact many aspects of our business, operating results, financial condition and liquidity in a number of ways, including labor shortages (including reductions in available staffing and related impacts to the Company's flight schedules and

United Airlines Reports Fourth-Quarter And Full-Year 2021 Results
reputation), facility closures and related costs and disruptions to the Company’s and its business partners’ operations, reduced travel demand and consumer spending, increased operating costs, supply chain disruptions, logistics constraints, volatility in the price of our securities, our ability to access capital markets and volatility in the global economy and financial markets generally. If the actual Recovery Process differs materially from our assumptions, the impact of the COVID-19 pandemic on our business could be worse than expected, and our actual results may be negatively impacted and may vary materially from our expectations and projections. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change. For instance, we regularly monitor future demand and booking trends and adjust capacity, as needed. As such, our actual flown capacity may differ materially from currently published flight schedules or current estimations.

Please refer to the tables accompanying this release for reconciliations of the non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

-tables attached-

United Airlines Reports Fourth-Quarter And Full-Year 2021 Results
UNITED AIRLINES HOLDINGS, INC
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended December 31,			% Increase/ (Decrease) 2021 vs. 2019	Year Ended December 31,			% Increase/ (Decrease) 2021 vs. 2019
(In millions, except per share data)	2021	2020	2019		2021	2020	2019
Operating revenue:
Passenger revenue	$6,878	$2,410	$9,933	(30.8)	$20,197	$11,805	$39,625	(49.0)
Cargo	727	560	316	130.1	2,349	1,648	1,179	99.2
Other operating revenue	587	442	639	(8.1)	2,088	1,902	2,455	(14.9)
Total operating revenue	8,192	3,412	10,888	(24.8)	24,634	15,355	43,259	(43.1)

Operating expense:
Salaries and related costs	2,579	2,168	3,078	(16.2)	9,566	9,522	12,071	(20.8)
Aircraft fuel	1,962	679	2,249	(12.8)	5,755	3,153	8,953	(35.7)
Landing fees and other rent	681	575	650	4.8	2,416	2,127	2,543	(5.0)
Depreciation and amortization	619	629	606	2.1	2,485	2,488	2,288	8.6
Regional capacity purchase	601	489	725	(17.1)	2,147	2,039	2,849	(24.6)
Aircraft maintenance materials and outside repairs	399	199	475	(16.0)	1,316	858	1,794	(26.6)
Distribution expenses	235	80	417	(43.6)	677	459	1,651	(59.0)
Aircraft rent	63	51	67	(6.0)	228	198	288	(20.8)
Special charges (credits)	56	(149)	130	NM	(3,367)	(2,616)	246	NM
Other operating expenses	1,405	826	1,630	(13.8)	4,433	3,486	6,275	(29.4)
Total operating expense	8,600	5,547	10,027	(14.2)	25,656	21,714	38,958	(34.1)

Operating income (loss)	(408)	(2,135)	861	NM	(1,022)	(6,359)	4,301	NM

Nonoperating income (expense):
Interest expense	(429)	(351)	(161)	166.5	(1,657)	(1,063)	(731)	126.7
Interest capitalized	23	17	20	15.0	80	71	85	(5.9)
Interest income	6	5	30	(80.0)	36	50	133	(72.9)
Unrealized gains (losses) on investments, net	(125)	101	81	NM	(34)	(194)	153	NM
Miscellaneous, net	88	(10)	13	NM	40	(1,327)	(27)	NM
Total nonoperating expense, net	(437)	(238)	(17)	NM	(1,535)	(2,463)	(387)	296.6

Income (loss) before income taxes	(845)	(2,373)	844	NM	(2,557)	(8,822)	3,914	NM

Income tax expense (benefit)	(199)	(476)	203	NM	(593)	(1,753)	905	NM
Net income (loss)	$(646)	$(1,897)	$641	NM	$(1,964)	$(7,069)	$3,009	NM

Diluted earnings (loss) per share	$(1.99)	$(6.39)	$2.53	NM	$(6.10)	$(25.30)	$11.58	NM
Diluted weighted average shares	323.8	297.0	253.4	27.8	321.9	279.4	259.9	23.9

NM Not meaningful

United Airlines Reports Fourth-Quarter And Full-Year 2021 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS

Passenger revenue information is as follows (in millions, except for percentage changes):

	4Q 2021 Passenger Revenue	Passenger Revenue vs. 4Q 2020	PRASM vs. 4Q 2020	PRASM vs. 4Q 2019	Yield vs. 4Q 2020	Available Seat Miles vs. 4Q 2020	Available Seat Miles vs. 4Q 2019	4Q 2021 Available Seat Miles	4Q 2021 Revenue Passenger Miles
Domestic	$4,971	176.6%	51.5%	(9.0%)	18.4%	82.5%	(13.9%)	34,976	29,025

Atlantic	937	370.9%	166.2%	(24.2%)	34.2%	76.9%	(23.6%)	9,670	6,583
Pacific	182	82.0%	21.5%	(35.9%)	(20.4)%	49.7%	(73.9%)	2,896	1,020
Latin America	788	151.0%	42.1%	(18.8%)	5.3%	76.4%	8.9%	7,273	5,558
International	1,907	211.1%	80.6%	(18.7%)	10.0%	72.1%	(34.8%)	19,839	13,161

Consolidated	$6,878	185.4%	59.9%	(10.2%)	15.4%	78.6%	(22.8%)	54,815	42,186

Select operating statistics are as follows:

	Three Months Ended December 31,			% Increase/ (Decrease) 2021 vs. 2019		Year Ended December 31,			% Increase/ (Decrease) 2021 vs. 2019
	2021	2020	2019			2021	2020	2019
Passengers (thousands)	33,354	14,850	40,306	(17.2)		104,082	57,761	162,443	(35.9)
Revenue passenger miles (millions)	42,186	17,071	58,633	(28.1)		128,979	73,883	239,360	(46.1)
Available seat miles (millions)	54,815	30,691	71,038	(22.8)		178,684	122,804	284,999	(37.3)
Passenger load factor:
Consolidated	77.0%	55.6%	82.5%	(5.5)	pts.	72.2%	60.2%	84.0%	(11.8)	pts.
Domestic	83.0%	64.8%	83.8%	(0.8)	pts.	79.9%	63.2%	85.2%	(5.3)	pts.
International	66.3%	40.4%	80.8%	(14.5)	pts.	59.0%	55.1%	82.4%	(23.4)	pts.
Passenger revenue per available seat mile (cents)	12.55	7.85	13.98	(10.2)		11.30	9.61	13.90	(18.7)
Total revenue per available seat mile (cents)	14.94	11.12	15.33	(2.5)		13.79	12.50	15.18	(9.2)
Average yield per revenue passenger mile (cents)	16.30	14.12	16.94	(3.8)		15.66	15.98	16.55	(5.4)
Cargo revenue ton miles (millions)	870	835	889	(2.1)		3,285	2,711	3,329	(1.3)
Aircraft in fleet at end of period	1,344	1,287	1,372	(2.0)		1,344	1,287	1,372	(2.0)
Average stage length (miles)	1,320	1,292	1,446	(8.7)		1,315	1,307	1,460	(9.9)
Employee headcount, as of December 31 (in thousands) (a)	84.1	74.4	95.9	(12.3)		84.1	74.4	95.9	(12.3)
Average aircraft fuel price per gallon	$2.41	$1.35	$2.10	14.8		$2.11	$1.57	$2.09	1.0
Fuel gallons consumed (millions)	814	503	1,071	(24.0)		2,729	2,004	4,292	(36.4)
(a) The 2021 employee headcount includes employees who participated in the company’s voluntary leave programs.

Note: See Part II, Item 6, Selected Financial Data, of UAL's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for definitions of these statistics.

United Airlines Reports Fourth-Quarter And Full-Year 2021 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted operating income (loss), adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share, CASM, excluding special charges, third-party business expenses, fuel, and profit sharing (CASM-ex), operating expenses excluding special charges, and adjusted capital expenditures, among others. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods.
Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The company does not provide a reconciliation of forward-looking measures on a forward-looking basis where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See "Cautionary Statement Regarding Forward-Looking Statements" above.
The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

United Airlines Reports Fourth-Quarter And Full-Year 2021 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)
UAL believes that adjusting for special charges (credits), nonoperating debt extinguishment and modification fees, nonoperating special termination benefits and settlement losses, nonoperating unrealized (gains) losses on investments, net, and nonoperating credit losses is useful to investors because these items are not indicative of UAL's ongoing performance. UAL believes that adjusting for interest expense related to finance leases of Embraer ERJ 145 aircraft is useful to investors because of the accelerated recognition of interest expense.
CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges (credits), third-party business expenses, fuel and profit sharing. UAL believes that adjusting for special charges (credits) is useful to investors because special charges (credits) are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL’s operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021	2020	2019
CASM (cents)
Cost per available seat mile (CASM) (GAAP)	15.69	18.07	14.11	14.36	17.68	13.67
Special charges (credits)	0.10	(0.49)	0.18	(1.88)	(2.13)	0.09
Third-party business expenses	0.06	0.07	0.07	0.06	0.11	0.06
Fuel expense	3.58	2.21	3.16	3.22	2.57	3.14
Profit sharing	—	—	0.17	—	—	0.17
CASM-ex (Non-GAAP)	11.95	16.28	10.53	12.96	17.13	10.21

Adjusted EBITDA	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021	2020	2019
Net income (loss)	$(646)	$(1,897)	$641	$(1,964)	$(7,069)	$3,009
Adjusted for:
Depreciation and amortization	619	629	606	2,485	2,488	2,288
Interest expense, net of capitalized interest and interest income	400	329	111	1,541	942	513
Income tax expense (benefit)	(199)	(476)	203	(593)	(1,753)	905
Special charges (credits)	56	(149)	130	(3,367)	(2,616)	246
Nonoperating unrealized (gains) losses on investments, net	125	(101)	(81)	34	194	(153)
Nonoperating debt extinguishment and modification fees	—	—	—	50	—	—
Nonoperating special termination benefits and settlement losses	(15)	41	—	31	687	—
Nonoperating credit loss on BRW term loan and guarantee	—	—	—	—	697	—
Adjusted EBITDA	$340	$(1,624)	$1,610	$(1,783)	$(6,430)	$6,808
Adjusted EBITDA margin	4.2%	(47.6)%	14.8%	(7.2)%	(41.9)%	15.7%

United Airlines Reports Fourth-Quarter And Full-Year 2021 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)
UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by (used in) operating activities for capital expenditures, adjusted capital expenditures, and aircraft operating lease additions is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.

	Three Months Ended December 31,		Year Ended December 31,
Capital Expenditures (in millions)	2021	2020	2021	2020
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$536	$97	$2,107	$1,727
Property and equipment acquired through the issuance of debt, finance leases, and other financial liabilities	13	455	814	1,968
Adjustment to property and equipment acquired through other financial liabilities (a)	—	(61)	(14)	(246)
Adjusted capital expenditures (Non-GAAP)	$549	$491	$2,907	$3,449

Free Cash Flow (in millions)
Net cash provided by (used in) operating activities (GAAP)	$(269)	$(2,177)	$2,067	$(4,133)
Less capital expenditures, net of flight equipment purchase deposit returns	536	97	2,107	1,727
Free cash flow, net of financings (Non-GAAP)	$(805)	$(2,274)	$(40)	$(5,860)

Net cash provided by (used in) operating activities (GAAP)	$(269)	$(2,177)	$2,067	$(4,133)
Less adjusted capital expenditures (Non-GAAP)	549	491	2,907	3,449
Less aircraft operating lease additions	127	131	668	171
Free cash flow (Non-GAAP)	$(945)	$(2,799)	$(1,508)	$(7,753)

(a) United entered into agreements with third parties to finance through sale and leaseback transactions new Boeing model 787 aircraft and Boeing model 737 MAX aircraft subject to purchase agreements between United and Boeing. In connection with the delivery of each aircraft from Boeing, United assigned its right to purchase such aircraft to the buyer, and simultaneous with the buyer's purchase from Boeing, United entered into a long-term lease for such aircraft with the buyer as lessor. Twenty-four Boeing model aircraft were delivered in 2021 under these transactions (and each is presently subject to a long-term lease to United). Upon delivery, the company accounted for the aircraft, which have a repurchase option at a price other than fair value, as part of Flight equipment on the company's balance sheet and the related obligation as Current maturities of sale-leasebacks and Other financial liabilities from sale-leasebacks (noncurrent) since they do not qualify for sale recognition. If the repurchase option is not exercised, these aircraft will be accounted for as leased assets at the time of the option expiration and the related assets and liabilities will be adjusted to the present value of the remaining lease payments at that time. This adjustment reflects the difference between the recorded amounts and the present value of future lease payments at inception.

United Airlines Reports Fourth-Quarter And Full-Year 2021 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended December 31,			% Increase/ (Decrease) 2021 vs. 2019	Year Ended December 31,			% Increase/ (Decrease) 2021 vs. 2019
(in millions)	2021	2020	2019		2021	2020	2019
Operating expenses (GAAP)	$8,600	$5,547	$10,027	(14.2)	$25,656	$21,714	$38,958	(34.1)
Special charges (credits)	56	(149)	130	NM	(3,367)	(2,616)	246	NM
Operating expenses, excluding special charges (credits)	8,544	5,696	9,897	(13.7)	29,023	24,330	38,712	(25.0)
Adjusted to exclude:
Third-party business expenses	30	22	48	(37.5)	119	137	168	(29.2)
Fuel expense	1,962	679	2,249	(12.8)	5,755	3,153	8,953	(35.7)
Profit sharing	—	—	123	(100.0)	—	—	491	(100.0)
Adjusted operating expenses (Non-GAAP)	$6,552	$4,995	$7,477	(12.4)	$23,149	$21,040	$29,100	(20.5)

Operating income (loss) (GAAP)	$(408)	$(2,135)	$861	NM	$(1,022)	$(6,359)	$4,301	NM
Adjusted to exclude:
Special charges (credits)	56	(149)	130	NM	(3,367)	(2,616)	246	NM
Adjusted operating income (loss) (Non-GAAP)	$(352)	$(2,284)	$991	NM	$(4,389)	$(8,975)	$4,547	NM

Operating margin	(5.0)%	(62.6)%	7.9%	(12.9) pts.	(4.1)%	(41.4)%	9.9%	(14.0) pts.
Adjusted operating margin (Non-GAAP)	(4.3)%	(66.9)%	9.1%	(13.4) pts.	(17.8)%	(58.5)%	10.5%	(28.3) pts.

Pre-tax income (loss) (GAAP)	$(845)	$(2,373)	$844	NM	$(2,557)	$(8,822)	$3,914	NM
Adjusted to exclude:
Special charges (credits)	56	(149)	130	NM	(3,367)	(2,616)	246	NM
Unrealized (gains) losses on investments, net	125	(101)	(81)	NM	34	194	(153)	NM
Debt extinguishment and modification fees	—	—	—	NM	50	—	—	NM
Special termination benefits and settlement losses	(15)	41	—	NM	31	687	—	NM
Credit loss on BRW term loan and guarantee	—	—	—	NM	—	697	—	NM
Interest expense on ERJ 145 finance leases	—	—	(4)	NM	—	—	64	NM
Adjusted pre-tax income (loss) (Non-GAAP)	$(679)	$(2,582)	$889	NM	$(5,809)	$(9,860)	$4,071	NM

Pre-tax margin	(10.3)%	(69.5)%	7.8%	(18.1) pts.	(10.4)%	(57.5)%	9.0%	(19.4) pts.
Adjusted pre-tax margin (Non-GAAP)	(8.3)%	(75.7)%	8.2%	(16.5) pts.	(23.6)%	(64.2)%	9.4%	(33.0) pts.

Net income (loss) (GAAP)	$(646)	$(1,897)	$641	NM	$(1,964)	$(7,069)	$3,009	NM
Adjusted to exclude:
Special charges (credits)	56	(149)	130	NM	(3,367)	(2,616)	246	NM
Unrealized (gains) losses on investments, net	125	(101)	(81)	NM	34	194	(153)	NM
Debt extinguishment and modification fees	—	—	—	NM	50	—	—	NM
Special termination benefits and settlement losses	(15)	41	—	NM	31	687	—	NM
Credit loss on BRW term loan and guarantee	—	—	—	NM	—	697	—	NM
Interest expense on ERJ 145 finance leases	—	—	(4)	NM	—	—	64	NM
Income tax expense (benefit) on adjustments, net	(40)	29	(10)	NM	728	404	(35)	NM
Adjusted net income (loss) (Non-GAAP)	$(520)	$(2,077)	$676	NM	$(4,488)	$(7,703)	$3,131	NM

Diluted earnings (loss) per share (GAAP)	$(1.99)	$(6.39)	$2.53	NM	$(6.10)	$(25.30)	$11.58	NM
Adjusted to exclude:
Special charges (credits)	0.17	(0.50)	0.52	NM	(10.46)	(9.36)	0.95	NM
Unrealized (gains) losses on investments, net	0.38	(0.34)	(0.32)	NM	0.11	0.69	(0.59)	NM
Debt extinguishment and modification fees	—	—	—	NM	0.15	—	—	NM
Special termination benefits and settlement losses	(0.04)	0.13	—	NM	0.10	2.46	—	NM
Credit loss on BRW term loan and guarantee	—	—	—	NM	—	2.49	—	NM
Interest expense on ERJ 145 finance leases	—	—	(0.02)	NM	—	—	0.25	NM
Income tax expense (benefit) on adjustments, net	(0.12)	0.10	(0.04)	NM	2.26	1.45	(0.14)	NM
Adjusted diluted income (loss) per share (Non-GAAP)	$(1.60)	$(7.00)	$2.67	NM	$(13.94)	$(27.57)	$12.05	NM
NM Not Meaningful

United Airlines Reports Fourth-Quarter And Full-Year 2021 Results
UNITED AIRLINES HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$18,283	$11,269
Short-term investments	123	414
Restricted cash	37	255
Receivables, less allowance for credit losses (2021—$28; 2020—$78)	1,663	1,295
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2021—$546; 2020—$478)	983	932
Prepaid expenses and other	745	635
Total current assets	21,834	14,800

Total operating property and equipment, net	32,074	31,466
Operating lease right-of-use assets	4,645	4,537
Other assets:
Goodwill	4,527	4,527
Intangibles, less accumulated amortization (2021—$1,544; 2020—$1,495)	2,803	2,838
Restricted cash	213	218
Deferred income taxes	659	131
Notes receivable, less allowance for credit losses (2021—$622; 2020—$522)	76	31
Investments in affiliates and other, net	1,344	1,000
Total other assets	9,622	8,745
Total assets	$68,175	$59,548

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,562	$1,595
Accrued salaries and benefits	2,121	1,960
Advance ticket sales	6,354	4,833
Frequent flyer deferred revenue	2,239	908
Current maturities of long-term debt	3,002	1,911
Current maturities of sale-leasebacks	834	—
Current maturities of operating leases	556	612
Current maturities of finance leases	76	182
Other	560	724
Total current liabilities	18,304	12,725
Long-term liabilities and deferred credits:
Long-term debt	30,361	24,836
Long-term obligations under operating leases	5,152	4,986
Long-term obligations under finance leases	219	224
Frequent flyer deferred revenue	4,043	5,067
Pension liability	1,920	2,460
Postretirement benefit liability	1,000	994
Other financial liabilities from sale-leasebacks	863	1,140
Other	1,284	1,156
Total long-term liabilities and deferred credits	44,842	40,863
Total stockholders' equity	5,029	5,960
Total liabilities and stockholders' equity	$68,175	$59,548

United Airlines Reports Fourth-Quarter And Full-Year 2021 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)	Year Ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Net cash provided by (used in) operating activities	$2,067	$(4,133)

Cash Flows from Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(2,107)	(1,727)
Purchases of short-term and other investments	(68)	(552)
Proceeds from sale of short-term and other investments	397	2,319
Proceeds from sale of property and equipment	107	6
Other, net	(1)	4
Net cash provided by (used in) investing activities	(1,672)	50

Cash Flows from Financing Activities:
Repurchases of common stock	—	(353)
Proceeds from issuance of debt, net of discounts and fees	11,096	15,676
Proceeds from equity issuance	532	2,103
Payments of long-term debt, finance leases and other financing liabilities	(5,205)	(4,449)
Other, net	(27)	(20)
Net cash provided by financing activities	6,396	12,957
Net increase in cash, cash equivalents and restricted cash	6,791	8,874
Cash, cash equivalents and restricted cash at beginning of year	11,742	2,868
Cash, cash equivalents and restricted cash at end of the period	$18,533	$11,742

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	$814	$1,968
Right-of-use assets acquired through operating leases	771	198
Equity interest in Avianca Group International Limited received in consideration for a debtor-in-possession loan	164	—
Notes receivable and warrants received for entering into aircraft and other ancillary business agreements	131	—
Lease modifications and lease conversions	123	527
Capacity purchase agreement liability converted to debt	14	33

United Airlines Reports Fourth-Quarter And Full-Year 2021 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges (credits) and unrealized (gains) and losses on investments, net include the following:

	Three Months Ended December 31,			Year Ended December 31,
(In millions)	2021	2020	2019	2021	2020	2019
Operating:
Severance and benefit costs	$5	$162	$2	$438	$575	$16
Impairment of assets	(8)	137	102	97	318	171
CARES Act grant	—	(453)	—	(4,021)	(3,536)	—
(Gains) losses on sale of assets and other special charges	59	5	26	119	27	59
Total operating special charges (credits)	56	(149)	130	(3,367)	(2,616)	246

Nonoperating:
Nonoperating unrealized (gains) losses on investments, net	125	(101)	(81)	34	194	(153)
Nonoperating special termination benefits and settlement losses	(15)	41	—	31	687	—
Nonoperating debt extinguishment and modification fees	—	—	—	50	—	—
Nonoperating credit loss on BRW Aviation Holding LLC and BRW Aviation LLC ("BRW") term loan and related guarantee	—	—	—	—	697	—
Total nonoperating special charges and unrealized (gains) losses on investments, net	110	(60)	(81)	115	1,578	(153)
Total operating and nonoperating special charges (credits) and unrealized (gains) losses on investments, net	166	(209)	49	(3,252)	(1,038)	93
Income tax expense (benefit), net of valuation allowance	(40)	29	(11)	728	404	(21)
Total operating and non-operating special charges (credits) and unrealized (gains) losses on investments, net of income taxes	$126	$(180)	$38	$(2,524)	$(634)	$72

CARES Act grant: During the year ended December 31, 2021, the company received approximately $5.8 billion in funding pursuant to Payroll Support Program agreements under the CARES Act (the "PSP2 Agreement" and the "PSP3 Agreement"), which included an approximately $1.7 billion unsecured loan. The company recorded $4.0 billion as grant income in Special charges (credits). The company also recorded $99 million for warrants issued to the U.S. Treasury Department, as part of the PSP2 Agreement and PSP3 Agreement, within stockholders' equity, as an offset to the grant income.

During the year ended December 31, 2020, the company received approximately $5.1 billion in funding pursuant to the Payroll Support Program under the CARES Act, which included an approximately $1.5 billion unsecured loan. The company recorded $3.5 billion as grant income in Special charges (credits). The company also recorded $66 million for warrants issued to the U.S. Treasury Department, within stockholders' equity, as an offset to the grant income.

Severance and benefit costs: During the three and twelve months ended December 31, 2021, the company recorded charges of $5 million and $438 million, respectively, related to pay continuation and benefits-related costs provided to employees who chose to voluntarily separate from the company. The company offered, based on employee group, age and completed years of service, pay continuation, health care coverage, and travel benefits. Approximately 4,500 employees elected to voluntarily separate from the company.
In 2020, the company enacted a workforce reduction as part of the company's strategic realignment of its business and new organizational structure as a result of the impacts of the COVID-19 pandemic on the company's operations and cost structure. The company recorded $162 million and $575 million during the three and twelve months ended December 31, 2020, respectively, related to the workforce reduction and voluntary plans for employee severance, pay continuance from voluntary retirements, and benefits-related costs.
During the three and twelve months ended December 31, 2019, the company recorded $2 million and $14 million, respectively, of management severance. During the twelve months ended December 31, 2019, the company recorded $2 million of severance and benefit costs related to a voluntary early-out program for its technicians and related employees represented by the International Brotherhood of Teamsters.
Impairment of assets:
During 2021, the company recorded the following impairment charges:
•$61 million, primarily comprised of impairment charges for 13 Airbus A319 aircraft and 13 Boeing 737-700 airframes as a result of current market conditions for used aircraft, along with charges for cancelled induction projects related to these aircraft. These aircraft are all considered held for sale and classified as part of other assets.
•$36 million of impairments (net of fair value recovery) related to 64 Embraer EMB 145LR aircraft and related spare engines that United retired from its regional fleet. The decision to retire these aircraft was triggered by the United Next aircraft order. Almost all of these aircraft are classified as held for sale.

United Airlines Reports Fourth-Quarter And Full-Year 2021 Results
In addition, in February 2021, the company voluntarily and temporarily removed all 52 Boeing 777-200/200ER aircraft powered by Pratt & Whitney 4000 series engines from its schedule due to an engine failure incident with one of its aircraft. The company viewed this incident as an indicator of potential impairment. Accordingly, as required under relevant accounting standards, United performed forecasted cash flow analyses and determined that the carrying value of the Boeing 777-200/200ER fleet is expected to be recoverable from future cash flows expected to be generated by that fleet and, consequently, no impairment was recorded.
During 2020, the company recorded the following impairment charges:
• $130 million for its China routes which were primarily caused by the COVID-19 pandemic, the company's subsequent suspension of flights to China and a further delay in the expected return of full capacity to the China markets.
• $94 million related to 11 permanently-grounded Boeing 757-200 aircraft and the related engines and spare parts.
• $38 million related to the right-of-use asset associated with the embedded aircraft lease in one of our capacity purchase agreements ("CPAs"). This impairment was primarily due to the impact to cash flows from the pandemic and the relatively short remaining term under the CPA.
• $56 million related to various cancelled facility, aircraft induction and information technology capital projects. The decisions driving these impairments were the result of the COVID-19 pandemic's impact on our operations.
During 2019, the company recorded the following impairment charges:
•$90 million associated with its Hong Kong routes. Due to a decrease in demand for the Hong Kong market and the resulting decrease in unit revenue, the company determined that the value of its Hong Kong routes had been fully impaired.
•$43 million primarily for surplus Boeing 767 aircraft engines removed from operations
•$18 million primarily for the write-off of unexercised aircraft purchase options and $20 million in other aircraft impairments.
(Gains) losses on sale of assets and other special charges: During the three months ended December 31, 2021, the company recorded net charges of $59 million primarily related to a one-time bonus paid to employees for their continued efforts during the COVID-19 pandemic, partially offset by gains primarily related to the sale of its former headquarters in suburban Chicago. During the year ended December 31, 2021, in addition to the fourth quarter items, the company recorded net charges of $60 million, primarily related to incentives for its employees to receive a COVID-19 vaccination and the termination of the lease associated with three floors of its headquarters at the Willis Tower in Chicago, partially offset by net gains primarily related to aircraft sale-leaseback transactions and aircraft component manufacturer credits.
During 2020, the company recorded losses on certain asset sales and charges for legal reserves, partially offset by gains on aircraft sale-leaseback transactions.
During the three months ended December 31, 2019, the company recorded charges of $14 million for costs related to the transition of fleet types within a regional carrier contract, $10 million for contract terminations and $2 million in other charges. During the twelve months ended December 31, 2019, in addition to the amounts described above, the company recorded charges of $18 million for the settlement of certain legal matters and $15 million related to contract terminations.
Nonoperating unrealized gains and losses on investments, net: During the three and twelve months ended December 31, 2021, the company recorded losses of $125 million and $34 million, respectively, primarily for the change in the market value of its investment in equity securities.
During the three and twelve months ended December 31, 2020, the company recorded gains of $101 million and losses of $194 million, respectively, primarily for the change in the market value of its investment in equity securities.
During the three and twelve months ended December 31, 2019, the company recorded gains of $81 million and $153 million, respectively, primarily for the change in the market value of its investment in equity securities.
Nonoperating debt extinguishment and modification fees: During the year ended December 31, 2021, the company recorded $50 million of charges for fees and discounts related to the issuance of new debt and the prepayment of certain debt agreements.
Nonoperating special termination benefits and settlement losses: During the year ended December 31, 2021, as part of the first quarter voluntary separation programs, the company recorded $31 million of special termination benefits in the form of additional subsidies for retiree medical costs for certain U.S.-based front-line employees. The subsidies were in the form of a one-time contribution to a notional Retiree Health Account of $125,000 for full-time employees and $75,000 for part-time employees.
During the three and twelve months ended December 31, 2020, the company recorded $41 million and $687 million, respectively, of settlement losses related to the company's primary defined benefit pension plan covering certain U.S. non-pilot employees, and special termination benefits offered, under furlough and voluntary separation programs.

Nonoperating credit loss on BRW term loan and related guarantee: During the year ended December 31, 2020, the company recorded a $697 million expected credit loss allowance for the company's Term Loan Agreement (the "BRW Term Loan"), with, among others, BRW Aviation Holding LLC and BRW Aviation LLC, and the related guarantee. BRW's equity and BRW's holdings of Avianca Holdings S.A. equity are secured as a pledge under the BRW Term Loan, which is currently in default.
Interest expense related to finance leases of Embraer ERJ 145 aircraft:
During the third quarter of 2018, United entered into an agreement with the lessor of 54 Embraer ERJ 145 aircraft to purchase those aircraft in 2019. The provisions of the new lease agreement resulted in a change in accounting classification of these new leases from operating leases to finance leases up until

United Airlines Reports Fourth-Quarter And Full-Year 2021 Results
the purchase date. As a result of the change, the company recognized a $4 million reduction in interest expense, and $64 million of additional interest expense, respectively, in the three and twelve months ended December 31, 2019.

Effective tax rate:
The company's effective tax rates for the three and twelve months ended December 31, 2021 were 23.6% and 23.2%, respectively. The effective tax rates for the three and twelve months ended December 31, 2020 were 20.1% and 19.9%, respectively. The effective tax rates for the three and twelve months ended December 31, 2019 were 24.1% and 23.1%, respectively. The annual effective tax rate represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items. The effective tax rate was impacted by an $11 million valuation allowance release related to net capital gains and state attributes for the three months ended December 31, 2021, and by $38 million valuation allowance release related to net capital gains and state attributes for the twelve months ended December 31, 2021. The effective tax rates for the three and twelve months ended December 31, 2020 were impacted by $28 million and $185 million, respectively, of changes in valuation allowance related to net capital losses.

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